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                                                                    EXHIBIT 23.3


We have issued our reports dated January 21, 2000, accompanying the financial statements and schedules of Speciality Mortgage Trust, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/S/ GRANT THORNTON LLP


Reno, Nevada
December 1, 2000